Exhibit 4.2

RHODIA

8.000% EURO-DENOMINATED SENIOR NOTES DUE 2010

______________

SUPPLEMENTAL INDENTURE

dated as of October 17, 2006

among

Rhodia

and

The Bank of New York

as Trustee

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 17, 2006, is entered into between Rhodia, a société anonyme organized under the laws of France (the “Company”), and The Bank of New York, as trustee (the “Trustee”).

WITNESSETH

WHEREAS, the Company and the Trustee entered into the Indenture, dated as of May 28, 2003 (as amended or otherwise modified to date, including on October 6, 2003, the “Indenture”), relating to the issuance of the Company’s 8.000% Senior Notes due 2010 (the “Notes”);

WHEREAS, under the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated as of October 2, 2006 (as it may be amended, modified or supplemented, the “Offer Materials”), the Company has offered to purchase for cash any and all of the Notes and has requested the consents of Holders of at least a majority in principal amount of the Notes to effect certain modifications to the provisions of the Indenture;

WHEREAS, Section 9.02 of the Indenture provides that with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding (the “Requisite Consents”), the Company and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of adding provisions to the Indenture or of modifying or amending the rights of Holders under the Indenture, subject to certain exceptions specified in Section 9.02 of the Indenture;

WHEREAS, the Company has obtained the Requisite Consents to amend the Indenture in certain respects; and

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company.

NOW, THEREFORE, in consideration of the premises and agreements herein contained, the parties to this Supplemental Indenture hereby covenant and agree for the equal and proportionate benefit of all Holders of Notes as follows:

Section 1.  Definitions. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2.   Amendments. Upon the Company’s purchase of and payment for all of the Notes validly tendered (and not validly withdrawn) pursuant to the Offer Materials following the Consent Deadline (as defined in the Offer Materials) (the “Amendment Condition”), automatically and without further act by any person:

2.1	Section 1.01. Definitions shall be amended in the following manner:

2.1.1  Each of the following defined terms shall be deleted in their entirety: “Acquired Debt,” “Asset Sale,” “Attributable Debt,” “Cash Equivalents,” “Change of Control,” “Consolidated Cash Flow,” “Consolidated Interest Expense,” “Consolidated Net

Income,” “Consolidated Net Tangible Assets,” “Credit Facilities,” “Existing Debt,” “Fixed Charges,” “Fixed Charge Coverage Ratio,” “Investment Grade Rating,” “Investments,” “Moody’s,” “Net Income,” “Net Proceeds,” “Parent Company,” “Permitted Business,” “Permitted Investments,” “Permitted Liens,” “Permitted Refinancing Debt,” “Principal Property,” “Rating Agency,” “Receivables Fees,” “Replacement Assets,” “Restricted Investment,” “Sale and Leaseback Transaction,” “S&P,” “Senior Financial Officer,” “Subordinated Debt,” “U.S. GAAP,” “Weighted Average Life to Maturity,” “Wholly-Owned Subsidiary” and “Wholly-Owned Restricted Subsidiary.”

2.1.2  The following defined term shall be inserted in its proper alphabetical location:

“Additional Amounts” are not applicable to the Notes.

2.1.3  The defined term “Additional Notes” shall be amended by deleting the phrase “Sections 2.13 and 4.09” an inserting the phrase “Section 2.13” in lieu thereof.

2.1.4  The defined term “Board of Directors” shall be amended by deleting the following phrase appearing therein: “or, except in the context of the definition of ‘Change of Control.’“

2.1.5  The defined term “Disqualified Stock” shall be amended by deleting the second sentence thereof in its entirety.

2.1.6  The defined term “French GAAP” shall be amended by deleting the following phrase appearing therein: “, except as set forth in clause (7) of the definition of ‘Fixed Charge Coverage Ratio.’“

2.1.7	The following defined term shall be inserted in its proper alphabetical location:

“Relevant Tax Jurisdiction” means (1) any jurisdiction where the Payer on the Notes is organized, engaged in business or otherwise considered to be a resident for tax purposes, (2) any jurisdiction from or through which the Payer makes a payment on the Notes or (3) any political subdivision or governmental authority of any of the foregoing having the power to tax.

2.1.8  The defined term “Unrestricted Subsidiary” shall be amended by amending and restating the last paragraph thereof in its entirety as follows:

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Debt of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Debt by a Restricted Subsidiary of the Company of any outstanding Debt of such Unrestricted Subsidiary and such designation shall only be permitted if no Default or Event of Default would be in existence following such designation.

2.2     References to the following defined terms in Section 1.02 shall be deleted in their entirety: “Additional Amounts,” “Affiliate Transaction,” “Asset Sale Offer,” “Change of Control Offer,” “Change of Control Payment,” “Change of Control Payment Date,” “Excess Proceeds,” “Incur,” “Offer Amount,” “Offer Period,” “Payment Default,” “Permitted Debt,” “Purchase Date,” “Relevant Tax Jurisdiction,” “Restricted Payments” and “Suspension Event.”

2.3      Section 2.06(i)(v) shall be amended by deleting the text of subsection (D) in its entirety and replacing such text with the following: “[intentionally omitted].”

2.4      Section 2.13(a) shall be amended by deleting the following phrase appearing therein: “Subject to compliance with Section 4.09 hereof.”

2.5      Section 3.02 shall be amended by deleting the following phrase appearing therein: “, provided that in connection with a purchase arising from an Asset Sale such selection shall be made on a pro rata basis pursuant to Section 4.10.”

2.6     The text appearing in each of Sections 3.10, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.20, 4.21, 4.22 and 5.01 shall be deleted in its entirety and, in each case, replaced with the following: “[intentionally omitted].”

2.7      Section 5.02 shall be amended by deleting the following phrase in each location it appears: “in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.”

2.8      Section 6.01(a) shall be amended by deleting the text of subsections (3), (4), (5), (6) and (7) appearing therein and, in each case, replacing such text with the following: “[intentionally omitted].”

2.9      Section 6.01 shall be amended by deleting the text of subsection (b) appearing therein and replacing such text with the following: “[intentionally omitted].”

2.10   Section 8.04 shall be amended by deleting the text of subsections (2), (3), (6) and (7) appearing therein and, in each case, replacing such text with the following: “[intentionally omitted].”

2.11   Section 9.01 shall be amended by deleting the following phrase appearing in subsection (6) thereof: “under Section 4.21.”

2.12	Section 9.04 shall be amended by deleting the second sentence thereof.

2.13   Section 12.08 shall be amended by deleting the defined terms “Purchase Date” and “Change of Control Payment Date” in each location such terms appear.

Section 3.   Corresponding Amendments to the Notes. Pursuant to Section (6) of each Global Note, upon satisfaction of the Amendment Condition and subject to Section 4 hereof, each Global Note shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Note consistent with the terms of the Indenture, as amended by this Supplemental Indenture. The Company shall, as soon as practicable after the date hereof, deliver to the relevant Clearing System (as defined in the Offer Materials) a conformed copy of this Supplemental Indenture which shall be annexed to each Global Note.

Section 4.   Effect. This Supplemental Indenture will become effective immediately upon its execution and delivery by each of the Company and the Trustee; provided, however, that the Company will continue to comply with and be subject to the provisions of the Indenture deleted or modified by Section 2 of this Supplemental Indenture (as such provisions exist in the Indenture prior to the effectiveness of the Supplemental Indenture) unless and until the Amendment Condition is satisfied. If (i) the Amendment Condition is not satisfied on or prior to the Final Settlement Date or (ii) the Offer (as defined in the Offer Materials) is terminated pursuant to and in accordance with the Offer Materials, then the Company shall notify the Trustee in writing forthwith and this Supplemental Indenture shall terminate immediately without having given effect to any amendment contained in Section 2 hereof and without the need for further action hereunder.

Section 5.  Trustee’s Acceptance. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

Section 6.  Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required or deemed under the TIA to be part of and govern any provision of this Supplemental Indenture, such provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 7.  Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 8.  Counterparts. This Supplemental Indenture may be signed in various counterparts, which together will constitute one and the same instrument.

Section 9.  Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound thereby.

Section 10.          Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness and makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 11.          Severability. In case any provision in this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.          Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture or this Supplemental Indenture.

Section 13.         Successors. All agreements of the parties hereunder shall bind their respective successors.

Section 14.         Headings. The Article and Section headings herein are inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

RHODIA
By:	/s/ Pascal Bouchiat
Name: Pascal Bouchiat
Title: Chief Financial Officer

THE BANK OF NEW YORK, as Trustee
By:	/s/ Emma Wilkes
Name: Emma Wilkes
Title: Vice President